SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

      Date of Report: (Date of earliest event reported): December 16, 2002



                                 S.W. LAM, INC.
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                                     0-22049
                            (Commission file number)

             Nevada                                      62-1563911
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 (State or other jurisdiction            (I.R.S. Employer Identification Number)
   of incorporation)


                       2nd Floor, Kaiser Estate, Phase II
                      28 Man Lok Street, Hunghom, Hong Kong
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               (Address of principal executive offices) (Zip code)


                                 (852) 2766 3688
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              (Registrant's telephone number, including area code)

           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.Other Events and Regulation FD Disclosure

         On December 12, 2002, Hang Fung Gold Technology Limited ("Hang Fung Gold") and New Epoch Holdings International Limited ("NEH") entered into an agreement pursuant to which Hang Fung Gold conditionally agreed to repurchase, and NEH conditionally agreed to sell, 700,000,000 shares of common stock (the "Repurchased Shares") of Hang Fung Gold held by NEH. As consideration for the transfer of the Repurchased Shares, Hang Fung Gold agreed to transfer to NEH (1) all shares of New Epoch Information (BVI) Company Limited ("NEI") held by Hang Fung Gold (being 49.9% of the outstanding shares of NEI), and (2) all right, title and interest under a Facility Agreement pursuant to which Hang Fung Gold initially loaned to NEI HK$50 million.

         Hang Fung Gold is an affiliate of S.W. Lam through which the principal operations of S.W. Lam are conducted.

         The foregoing transactions are subject to approval by a three-fourths vote of the disinterested shareholders of Hang Fung Gold. A special shareholders meeting will be called for the purpose of voting on the transaction. Following the transactions above, assuming approval of the same by the shareholders, S.W. Lam's ownership interest in Hang Fung Gold will increase from approximately 31.06% to 35.69% and S.W. Lam and Hang Fung Gold will have no continuing ownership interest, either direct or indirect, in NEI.

         On December 16, 2002, Hang Fung Gold issued a press release in Hong Kong disclosing the transactions discussed above. The referenced press release is furnished herewith pursuant to Regulation FD.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

                  Exhibit No.               Description
                  -----------               ------------
                     99.1 Press release, dated December 16, 2002, of Hang Fung Gold Technology Limited

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             S.W. LAM, INC.


December 16, 2002                         By: /s/ Lam Sai Wing
                                             -----------------------------------
                                             Lam Sai Wing
                                             President and
                                             Chief Executive Officer